EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-67535) on Form S-8 of the Virginia Bankers Association Defined Contribution Plan for Citizens and Farmers Bank and C & F Mortgage Corporation 401(K) Plan (the Plans) of our reports dated March 30, 2004 and March 31, 2004, respectively, relating to the statements of net assets available for benefits as of December 31, 2003 and 2002, and the statements of changes in net assets available for benefits for the years ended December 31, 2003 and 2002, which reports appear in the December 31, 2003 annual report on Form 11-K of the Plans.

/s/ Yount, Hyde & Barbour, P.C.

YOUNT, HYDE & BARBOUR, P.C.

Winchester, Virginia

June 25, 2004